ACUERDO DE TERMINOS Y CONDICIONES DE EMPLEO

PARA EL PUESTO DE DIRECTOR DE INFORMATICA

El presente acuerdo de empleo para el puesto de Director de Informática es efectivo hoy 1 de marzo de 2004. Las partes que suscriben el presente Acuerdo o Contrato son Banco Santander Puerto Rico, (en adelante el "Banco" o "Santander") y el Sr. Anthony Boon (en adelante el "Director (a)").

Periodo Probatorio

El periodo probatorio comenzará el 1 de marzo de 2004 y terminará el 29 de mayo de 2004. Durante dicho periodo el Banco determinará si el Director (a) cumple con los requisitos para la posición de Director de Informática, la cual devenga un salario bruto annual de $180,000. El contrato de trabajo con el Banco está sujeto al resultado de las pruebas pre-empleo y verificación de referencias, entre otros requisitos de empleo. El Banco se reserva el derecho absoluto de prescindir de los servicios del Director (a) en cualquier momento durante el periodo probatorio, en cuyo caso entiendo que solamente tendrá derecho a lo dispuesto en ley.

Términos y condiciones

El Director (a) dedicará todo su esfuerzo y el tiempo necesario para conseguir los objetivos establecidos por el Banco y desempeñará los deberes indicados en la Descripción de Puestos que le entregará su supervisor inmediato. Estos deberes pueden variar siempre y cuando el supervisor o a quien reporte el Director (a) así lo disponga y conforme a las necesidades operacionales y de negocio del Banco. Los objetivos y metas del puesto que ocupará se entregarán durante las primeras semanas de empleo por el Supervisor Inmediato. El Director (a) deberá cumplir con estas metas y objetivos o de lo contrario estará sujeto a disciplina progresiva relacionado con la eficiencia y/o desempeño de sus tareas.

El Director (a) se compromete a cumplir cabalmente con la normativa, procedimientos y políticas del Banco.

El Banco ha confiado en la veracidad de la información y datos suministrados por el Director (a) en la solicitud de empleo y otros formularios de ingreso y éste podrá ser despedido en cualquier momento de constatarse que ha omitido y/o suministrado información incompleta y/o falsa en el (los) formulario (s).

El Banco se reserva el derecho de modificar las funciones, condiciones y términos de empleo aquí expresados, conforme surjan las necesidades de la institución. Dichos cambios serán notificados por escrito al Director (a), para que éste pueda cumplir con los nuevos requerimientos.

Compensación y Beneficios

Efectivo a la fecha de este contrato el Banco compensará al Director (a) con un salario bruto annual de $180,000.00. Por otro lado, disfrutará del Bono de Navidad al cumplir con los parámetros de ley y según lo que la Junta de Directores autorice anualmente. También participará del Programa Compensación Variable, establecido para el puesto, siempre y cuando cumpla con todos los objetivos y metas establecidos para el puesto y sea un empleado activo al momento de la acreditación. Se garantiza un bono anual por desempeño de $100,000 para el año 2004. El mismo le será acreditado durante el mes de enero de 2005.

Además de los salarios y compensación antes mencionados el Director (a) será elegible a los beneficios siguientes: Plan médico (cuya aportación dependerá de la cubierta seleccionada), seguro de vida, plan de retiro, plan 401K u otros aplicables a todos los empleados regulares del Banco, sujeto a las políticas de cada uno.

Los pagos mencionados en el inciso de Compensación, Salarios y Beneficios estarán sujetos a las deducciones legales pertinentes bajo los estatutos federales y locales aplicables.

Secretos de Negocio

Durante el transacurso de su empleo el Director (a) tendrá acceso a documentos confidenciales, información de listados de clientes, prospectos clientes, estrategias de mercadeo, y otro tipo de política y material que constituye para el Banco información relacionada y para el negocio, la cual para todos los efectos constituye información confidencial. La información confidencial del Banco es propiedad de la Institución. El Director (a) no puede divulgar directa o indirectamente dicha información, excepto que la necesidad del negocio así lo requiera y para esto deberá ser autorizado por el Supervisor (a) Inmediato.

Si renuncia o termina la relación de empleo requerimos de usted una absoluta protección de la información confidencial y privilegiada del negocio, incluyendo abstenerse a divulgar o utilizar la misma para beneficio propio, su nuevo patrono o terceras personas. Esta información incluye, pero sin limitarse, a secretos de negocio, información propiedad del Banco, afiliadas y subsidiarias, asuntos confidenciales, metodología operacional, listas de clientes o de clientes potenciales, relaciones de negocio, productos bancarios, estrategias, tácticas, planes de negocio, base de datos, desarrollo de programas de computadoras, información financiera, estados de situación, balances de cuentas, márgenes de ganancias, tenencia de acciones, estudios económicos, estucios de mercado, estrategias de mercadeo y otros de similar naturaleza.

Si el Director (a) viola alguna de las disposiciones antes mencionada, de no divulgación o utilización de información confidencial, el Banco tendrá el derecho a solicitar un "injunction" o entredicho (permanente o preliminar) para que el Director (a) cese y desista de la práctica y se abstenga de incurrir en la conducta antes mencionada. Los remedios de los que dispondrá el Banco en esta situación, podrán incluir desde violación de contrato, así como resarcimiento en daños u otros.

Terminación

Estará sujeto a las disposiciones locales y federales que regulan la terminación de un empleado en Puerto Rico. El Banco decidirá el proveer una compensación económica por cesantía como ayuda especial para su reincorporación al mercado de empleo.

Conforme a las disposiciones de la Ley Núm. 80 de 30 de mayo de 1976, según enmendada, el Director (a) que no cumpla con las metas y objetivos, incumplimiento de cuotas, ineficiencia o cualquier otra violación contenida en el Manual de Normas Generales de Conducta y Trabajo del Banco será objeto de la disciplina descrita en el mismo.

El Banco podrá rescindir este contrato sin que medie justa causa estableciendo la cantidad de $180,000.00 como indemnización compensatoria liberando así al Banco de cualquier tipo de reclamación o causa de acción. En el caso, de reclamación o causa de acción por parte del Director (a) el Banco escogerá los abogados que lo representen en tal litigio y los honorarios y gastos incurridos serán sufragados por el Director (a).

Ley aplicable

El presente contrato se regirá por la leyes del Estado Libre Asociado de Puerto Rico.

Separabilidad

En la eventualidad de que cualquier parte, condición o disposición de este contrato, sea declarada nula e ineficaz en derecho por cualquier tribunal competente, dicha determinación no afectará la validez de las demás disposiciones de este contrato, las cuales continuarán en pleno vigor. Así mismo, las partes consienten a que un tribunal competente modifique, altere, enmiende o interprete cualquier parte de este contrato viciada de nulidad de tal modo que elimine aquella parte de la disposición particular.

Aceptación

Las partes aceptan que el presente contrato contiene todos los acuerdos entre ellos y lo firman libre y voluntariamente.

DADO, en San Juan, Puerto Rico el 1 de marzo de 2004.

Directora Recursos Humanos	Director (a)

Gestor de Recursos Humanos